Exhibit 99.1

February 8, 2017

Echo Global Logistics Reports Record 2016 Revenue, Up 13.5% Year over Year

CHICAGO, IL — (Marketwired) — 2/8/2017 — Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology-enabled transportation management services, today reported financial results for the quarter and full year ended December 31, 2016.

“This has been an exciting year for Echo, as we just completed our 10th consecutive year of annual revenue growth. While softer pricing and market weakness impacted our gross margins in the back half of the year, we are excited for how we are positioned for success in 2017,” said Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer of Echo. “During the fourth quarter, we finalized our integration with Command Transportation and moved our entire workforce to an enhanced technology platform that will allow us to take advantage of deeper capacity, more modes, and better pricing across all of our business. In fact, we have already closed on $40 million of revenue synergies in conjunction with this combination.”

Full Year 2016 Highlights

•                  Truckload volume increased by 30.5% from 2015 and less-than-truckload (“LTL”) volume increased 3.1% from 2015

•                  Total revenue increased by 13.5% to $1.7 billion from 2015

•                  Net revenue(1) increased by 9.8% to $318.6 million

•                  Net income decreased to $1.6 million from $7.8 million in 2015

•                  Non-GAAP EBITDA(1) declined 10.4% to $60.8 million, or grew 2.9% to $72.2 million after excluding $11.4 million of Command integration costs

Fourth Quarter 2016 Highlights

•                  Truckload volume increased by 0.6% from the fourth quarter of 2015 and LTL volume increased 3.7% from the fourth quarter of 2015

•                  Total revenue was $406.9 million in the fourth quarter 2016, compared to $407.2 million in 2015; net revenue(1) was $71.7 million in the fourth quarter 2016, compared to $80.1 million in 2015

•                  Net loss was $3.0 million in the fourth quarter 2016, compared to net income of $1.7 million in 2015; non-GAAP EBITDA(1) was $9.1 million, compared to $18.6 million in 2015, or $12.6 million, compared to $19.4 million, after excluding $3.4 million and $0.8 million of Command integration costs in 2016 and 2015, respectively

•                  Fully diluted EPS was $(0.10) in the fourth quarter of 2016, compared to $0.06 in 2015; non-GAAP fully-diluted EPS(1) was $0.07, compared to $0.28 in 2015, or $0.14, compared to $0.30, after excluding $3.4 million ($2.1 million, net of tax) and $0.8 million of Command integration costs in 2016 and 2015, respectively. After including the additional $1.3 million of tax expense related to the exclusion of Command integration costs, the effective tax rate was 36%.

(1) Represents a non-GAAP financial measure.  For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see the “Reconciliation of Non-GAAP Financial Measures” section of this press release.

Summarized financial results and select operating metrics follow:

	Three months ended December 31,			Year ended December 31,
Dollars in millions, except per share data	2016	2015	% change	2016	2015	% change
	(unaudited)			(unaudited)
Transactional revenue	$328.8	$337.3	(2.5)%	$1,395.9	$1,225.3	13.9%
Managed transportation revenue	78.1	69.9	11.7%	320.3	287.0	11.6%
Revenue	406.9	407.2	(0.1)%	1,716.2	1,512.3	13.5%

Transportation costs	335.1	327.1	2.5%	1,397.6	1,222.0	14.4%
Net revenue (1)	71.7	80.1	(10.5)%	318.6	290.3	9.8%

Commission expense	21.7	24.1	(10.0)%	95.6	86.0	11.3%
Change in contingent consideration	(0.0)	0.1	(164.6)%	(0.1)	0.2	(153.5)%
Acquisition-related transaction costs	—	0.0	(100.0)%	—	6.6	(100.0)%
Stock compensation expense	2.0	4.8	(58.9)%	13.1	14.0	(6.3)%
Other selling, general and administrative	40.9	37.4	9.3%	162.2	136.5	18.8%
Selling, general and administrative expense	64.5	66.4	(2.9)%	270.8	243.2	11.4%

Depreciation	4.6	3.4	35.4%	16.3	12.4	31.7%
Amortization	3.9	4.2	(7.0)%	15.8	11.7	34.6%
Depreciation and amortization	8.5	7.6	11.8%	32.1	24.1	33.1%

Operating income / (loss)	(1.3)	6.1	(121.0)%	15.6	22.9	(31.9)%

Cash interest expense	1.7	1.6	3.2%	6.6	4.3	51.2%
Non-cash interest expense	1.9	1.8	5.9%	7.6	4.9	56.4%
Term Loan B commitment fees (non-recurring interest expense)	—	—	—%	—	2.0	(100.0)%
Other expense	—	—	—%	—	0.2	(100.0)%
Interest and other expense	3.6	3.5	4.6%	14.2	11.4	25.0%
Income / (Loss) before provision for income taxes	(4.9)	2.6	(286.9)%	1.4	11.5	(88.0)%
Income tax (benefit) / expense	(2.0)	0.9	(319.3)%	(0.2)	3.7	(105.6)%
Net income / (loss)	(3.0)	1.7	(270.4)%	1.6	7.8	(79.7)%

Fully diluted income / (loss) per share	$(0.10)	$0.06	(283.7)%	$0.05	$0.28	(80.6)%
Diluted shares (1) (2)	28.2	30.5		29.3	28.1

(1) See the “Reconciliation of Non-GAAP Financial Measures” and “Non-GAAP Financial Measures” sections of this press release.

(2) For the three months ended December 31, 2016, 481,273 incremental shares related to stock-based awards were not included in the computation of diluted earnings (loss) per common share because of the net loss during the period. Diluted shares used in the reconciliation of non-GAAP fully diluted EPS was 28,728,837.

Dollars in millions, except per share data	Three months ended December 31,			Year ended December 31,
Reconciliation of Non-GAAP Financial Measures	2016	2015	% change	2016	2015	% change
	(unaudited)			(unaudited)
Total revenue	$406.9	$407.2	(0.1)%	$1,716.2	$1,512.3	13.5%
Transportation costs	335.1	327.1	2.5%	1,397.6	1,222.0	14.4%
Net revenue (1)	$71.7	$80.1	(10.5)%	$318.6	$290.3	9.8%

Net income / (loss)	$(3.0)	$1.7	(270.4)%	$1.6	$7.8	(79.7)%
Change in contingent consideration	(0.0)	0.1	(164.6)%	(0.1)	0.2	(153.5)%
Depreciation	4.6	3.4	35.4%	16.3	12.4	31.7%
Amortization	3.9	4.2	(7.0)%	15.8	11.7	34.6%
Acquisition-related transaction costs	—	0.0	(100.0)%	—	6.6	(100.0)%
Non-cash interest expense	1.9	1.8	5.9%	7.6	4.9	56.4%
Term Loan B commitment fees (non-recurring interest expense)	—	—	—%	—	2.0	(100.0)%
Stock compensation expense	2.0	4.8	(58.9)%	13.1	14.0	(6.3)%
Cash interest expense	1.7	1.6	3.2%	6.6	4.3	51.2%
Other expense	—	—	—%	—	0.2	(100.0)%
Income tax (benefit) / expense	(2.0)	0.9	(319.3)%	(0.2)	3.7	(105.6)%
Non-GAAP EBITDA (1)	$9.1	$18.6	(50.9)%	$60.8	$67.8	(10.4)%

Fully diluted income / (loss) per share	$(0.10)	$0.06	(283.7)%	$0.05	$0.28	(80.6)%
Change in contingent consideration	(0.00)	0.00	(168.5)%	(0.00)	0.01	(151.3)%
Amortization	0.14	0.14	(1.4)%	0.54	0.42	29.2%
Acquisition-related transaction costs	—	0.00	(100.0)%	—	0.23	(100.0)%
Non-cash interest expense	0.07	0.06	12.3%	0.26	0.17	50.1%
Term Loan B commitment fees (non-recurring interest expense)	—	—	—%	—	0.07	(100.0)%
Stock compensation expense	0.07	0.16	(56.5)%	0.45	0.50	(10.2)%
Tax effect of adjustments	(0.10)	(0.14)	24.6%	(0.47)	(0.52)	10.9%
Non-GAAP fully diluted EPS (1)	$0.07	$0.28	(76.5)%	$0.83	$1.16	(28.4)%

Operating Metrics
Net revenue margin	17.6%	19.7%	(205)	bps	18.6%	19.2%	(63)	bps
Total employees	2,350	2,335	0.6%		2,350	2,335	0.6%
Sales employees and agents	1,611	1,620	(0.6)%		1,611	1,620	(0.6)%
Truckload (TL) revenue %	67.6%	68.4%	(82)	bps	67.6%	63.8%	381	bps
Less than truckload (LTL) revenue %	26.8%	25.3%	145	bps	26.4%	29.4%	(309)	bps
Intermodal revenue %	3.9%	4.5%	(55)	bps	4.3%	4.9%	(64)	bps

(1) See the “Non-GAAP Financial Measures” section of this press release for the definition, and a discussion of, each Non-GAAP financial measure.

2017 Full Year and First Quarter Guidance

“We expect full year 2017 total revenue to be in the range of $1.85 billion to $1.97 billion,” said Kyle Sauers, Chief Financial Officer of Echo. “We also expect first quarter revenue to be between $410 million and $430 million.”

Conference Call

A conference call, with accompanying presentation slides, will be broadcast live on February 8, 2017 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer; Dave Menzel, President and Chief Operating Officer; and Kyle Sauers, Chief Financial Officer, will host the call. To participate in the call, dial 877-303-6235 (toll free) or 631-291-4837 (toll) and reference “Echo Global Logistics.” To listen to a live webcast of the call, visit the Echo website at http://ir.echo.com. A replay of the webcast will be available for one year following the live webcast in the Investor Relations section of the Echo website. To listen to an audio replay, call 855-859-2056 (toll free) or 404-537-3406 (toll) and enter conference ID 55960738. The audio replay will be available through February 15, 2017.

Non-GAAP Financial Measures

This release includes the following financial measures defined as “Non-GAAP financial measures” by the Securities and Exchange Commission (the “SEC”): Net Revenue, Non-GAAP EBITDA, and Non-GAAP Fully Diluted EPS. Net revenue is calculated as total revenue less transportation costs. Non-GAAP EBITDA is defined as net income / (loss) excluding the effects of changes in contingent consideration, depreciation, amortization, acquisition-related transaction costs, Term Loan B commitment fees, stock compensation expense, cash and non-cash interest expense, other expense, and income taxes. Non-GAAP Fully Diluted EPS is defined as fully diluted EPS excluding changes in contingent consideration, amortization, acquisition-related transaction costs, non-cash interest expense, Term Loan B commitment fees, stock compensation expense and the tax effect of these adjustments. We believe such measures provide useful information to investors because they provide information about the financial performance of the Company’s ongoing business.

Net revenue, Non-GAAP EBITDA and Non-GAAP Fully Diluted EPS are used by management in its financial and operational decision-making and evaluation of overall operating performance. These measures may be different from similar measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see “Reconciliation of Non-GAAP Financial Measures” included in this release.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2015, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016.

Echo Global Logistics, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
REVENUE	$406,852,800	$407,171,455	$1,716,152,159	$1,512,298,686

COSTS AND EXPENSES
Transportation costs	335,145,220	327,079,650	1,397,577,664	1,222,035,371
Selling, general, and administrative expenses	64,524,296	66,417,277	270,826,387	243,214,264
Depreciation and amortization	8,466,881	7,570,294	32,137,592	24,142,527
INCOME / (LOSS) FROM OPERATIONS	(1,283,597)	6,104,234	15,610,516	22,906,524
INTEREST / OTHER EXPENSE	(3,634,142)	(3,473,157)	(14,226,796)	(11,378,593)
INCOME / (LOSS) BEFORE PROVISION FOR INCOME TAXES	(4,917,739)	2,631,077	1,383,720	11,527,931
INCOME TAX BENEFIT / (EXPENSE)	1,951,987	(890,257)	205,958	(3,682,257)
NET INCOME / (LOSS)	$(2,965,752)	$1,740,820	$1,589,678	$7,845,674

Basic net income / (loss) per share	$(0.10)	$0.06	$0.06	$0.29
Diluted net income / (loss) per share	$(0.10)	$0.06	$0.05	$0.28

Echo Global Logistics, Inc.

Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2016	2015
	(unaudited)
Cash and cash equivalents	$16,646,089	$56,522,194
Accounts receivable, net of allowance for doubtful accounts	231,430,645	196,420,614
Other current assets	20,224,140	7,881,156
Total noncurrent assets	498,467,042	485,685,818
Total assets	$766,767,916	$746,509,782

Accounts payable	$135,386,424	$103,985,783
Other current liabilities	32,554,271	33,406,353
Convertible notes, net	203,564,011	196,659,354
Other noncurrent liabilities	37,113,480	17,208,718
Stockholders’ equity	358,149,730	395,249,574
Total liabilities and stockholders’ equity	$766,767,916	$746,509,782

Echo Global Logistics, Inc.

Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended December 31,
	2016	2015
	(unaudited)
Net cash provided by operating activities	$59,735,765	$70,836,456
Net cash used in investing activities	(46,887,769)	(405,139,891)
Net cash (used in) provided by financing activities	(52,724,101)	358,283,510
(Decrease) Increase in cash and cash equivalents	(39,876,105)	23,980,075
Cash and cash equivalents, beginning of period	56,522,194	32,542,119
Cash and cash equivalents, end of period	$16,646,089	$56,522,194

About Echo Global Logistics

Echo Global Logistics, Inc. (NASDAQ: ECHO) is a leading provider of technology-enabled transportation and supply chain management services. Headquartered in Chicago with more than 30 offices around the country, Echo offers freight brokerage and Managed Transportation solutions for all major modes, including truckload, partial truckload, LTL, intermodal, and expedited. Echo maintains a proprietary, web-based technology platform that compiles and analyzes data from its network of over 40,000 transportation providers to serve clients across a wide range of industries and simplify the critical tasks involved in transportation management. For more information on Echo Global Logistics, visit: www.echo.com.

ECHO: Earnings

INVESTOR RELATIONS CONTACTS:

Kyle Sauers

Chief Financial Officer

Echo Global Logistics

312-784-7695

Zach Jecklin

Director of Finance

Echo Global Logistics

312-784-2046

MEDIA RELATIONS:

Christopher Clemmensen

SVP of Marketing

Echo Global Logistics

312-784-2132